Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Teekay Corporation

We, KPMG LLP, consent to the use of our report dated April 8, 2020, on the consolidated financial statements of Teekay Corporation, which comprise the consolidated statements of financial position as at December 31, 2019 and December 31, 2018, the related consolidated statements of loss, comprehensive loss, cash flows, and changes in total equity for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule I, and our audit report dated April 8, 2020 on the effectiveness of internal control over financial reporting which is incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in accounting policies as of January 1, 2018 due to the adoption of ASU 2014-09 Revenue from Contracts with Customers, and a change in accounting policies as of January 1, 2019 due to the adoption of ASU 2016-02 Leases and ASU 2017-12 Derivatives and Hedging – Targeted Improvements to Accounting for Hedging Activities.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

December 29, 2020